Updated April 28, 2023 REDWIRE CORPORATION INSIDER TRADING POLICY PURPOSE This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Redwire Corporation (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety. BACKGROUND The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction. Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometime referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable. These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading. In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control. The Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority and other authorities use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted. Exhibit 19

2 PERSONS SUBJECT TO THE POLICY This Policy applies to all directors, officers and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information, in each case other than AE Industrial Partners, L.P. and any of its affiliated investment funds. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are listed on Schedule I attached hereto and subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period. Please direct any questions or requests as to any of the matters discussed in this Policy to the General Counsel of the Company. The General Counsel is generally responsible for the administration of this Policy. The General Counsel may select others to assist with the execution of his or her duties. TRANSACTIONS SUBJECT TO THE POLICY This Policy applies to all transactions involving the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. This Policy also applies to the securities of other companies as to which you possess material nonpublic information obtained in the course of your service to this Company. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities. INDIVIDUAL RESPONSIBILITY Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company, including termination, for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

3 It is also your responsibility to help enforce this Policy. You should be alert to possible violations and should promptly report violations or suspected violations of this Policy. You may report suspected violations of this Policy by an employee, officer, director or consultant via electronic mail to GC@redwirespace.com, via telephone at (650) 701-7722 or via regular mail to the General Counsel at Company’s principal executive offices located at 8226 Philips Highway, Suite 101, Jacksonville, Florida 32256. Permitted reports to the General Counsel may be made anonymously or by identifying oneself. Because it may be more difficult to thoroughly investigate reports that are made anonymously, you are encouraged to share your identity when reporting rather than reporting anonymously. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue. All reports, whether identified or anonymous, will be treated confidentially to the extent consistent with applicable law. STATEMENT OF POLICY It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities: 1. Engage in transactions in Company Securities while aware of material nonpublic information relating to the Company, noting that it is no excuse that you did not “use” the information in your transaction, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale,” “Rule 10b5-1 Plans” and “Other Limited Exceptions;” 2. Recommend the purchase or sale of any Company Securities; 3. Disclose, including on the internet, material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or 4. Assist anyone engaged in the above activities. In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) may engage in transactions involving the securities of any other company if such person is aware of material nonpublic information about that company except, in each case, as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale,” “Rule 10b5-1 Plans” and “Other Limited Exceptions.” There are no exceptions to this Policy, except as specifically noted herein. Financial hardship does not excuse your compliance with this Policy. From time to time, you may have to forego a proposed transaction in the Company Securities even if you planned to make the transaction before learning of the material nonpublic information and even though you believe that you may

4 suffer an economic loss. The following are specifically exempted from this Policy: where disclosure of nonpublic information is required by law, or when (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. You may not enter into any transaction, including those discussed in the section entitled under the headings “Transactions Under Company Plans,” Transactions Not Involving a Purchase or Sale,” “Rule 10b5-1 Plans” and “Other Limited Exceptions” unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the General Counsel. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the Board, before any transaction is permissible. In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the Company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s Regulation FD Policy for more details. DEFINITION OF MATERIAL NONPUBLIC INFORMATION Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are: • Projections of future earnings or losses, or other earnings guidance; • Changes to previously announced earnings guidance, or the decision to suspend earnings guidance; • A pending or proposed merger, acquisition or tender offer;

5 • A pending or proposed acquisition or disposition of a significant asset; • A pending or proposed joint venture; • A Company restructuring; • Significant related party transactions; • A change in dividend policy, the declaration of a stock split, or an offering of additional securities; • Bank borrowings or other financing transactions out of the ordinary course; • The establishment of a repurchase program for Company Securities; • A change in the Company’s pricing or cost structure; • Major marketing changes; • A change in management; • A change in auditors or notification that the auditor’s reports may no longer be relied upon; • Development of a significant new product, process, or service; • Pending or threatened significant litigation, or the resolution of such litigation; • Impending bankruptcy or the existence of severe liquidity problems; • The gain or loss of a significant customer or supplier; • Significant cybersecurity incidents; and • The imposition of a ban on trading in Company Securities or the securities of another company. If you are unsure whether information is material, you should either consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material. When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

6 Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. TRANSACTIONS BY FAMILY MEMBERS AND OTHERS This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members. TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts, in each case other than AE Industrial Partners, L.P. and any of its affiliated investment funds (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. TRANSACTIONS UNDER COMPANY PLANS This Policy does not apply in the case of the following transactions, except as specifically noted: 1. Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to the underlying stock or to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. 2. Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock. 3. 401(k) Plan. This Policy does not apply to purchases of Company Securities in the

7 Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. 4. Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in any employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in such plan. This Policy does apply, however, to your initial election to participate in such plan, changes to your election to participate in such plan for any enrollment period, and to your sales of Company Securities purchased pursuant to such plan. 5. Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under any Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to such dividend reinvestment plan, and to your election to participate in the plan or change your level of participation in such plan. This Policy also applies to your sale of any Company Securities purchased pursuant to such plan. GIFTS OF SECURITIES; MUTUAL FUND TRANSACTIONS Giving and receiving gifts of Company Securities are subject to this Policy in all respects as if they were trades, requiring, in particular, pre-clearance by the General Counsel for Covered Senior Persons and public disclosure for Directors and Officers within two business days of giving or receiving the gift. Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy. SPECIAL AND PROHIBITED TRANSACTIONS The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below: Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are

8 prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”) Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.) Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such transactions. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”) Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.” PRE-CLEARANCE & BLACKOUTS The Company has established additional procedures in order to assist the Company in the

9 administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below. Pre-Clearance Procedures. The individuals listed on Schedule I (“Covered Senior Persons”) may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file an appropriate Form 144, if necessary, at the time of any sale. If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the General Counsel following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the General Counsel. Quarterly Blackout Periods. Covered Senior Persons may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning fourteen days prior to the end of each fiscal quarter and ending on the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the second business day following the public release of the Company’s quarterly earnings and ending fourteen days prior to the close of the next fiscal quarter. Interim Earnings Guidance and Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, such as a cybersecurity incident. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the General Counsel may notify these persons that they should not trade in the

10 Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Regulation BTR Blackouts. Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”), under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company Securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC, as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR. The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy. No “Safe Harbors.” There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company Securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy. Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans. RULE 10B5-1 PLANS Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5- 1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b-5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the General Counsel and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of

11 the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. Once approved, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. A. Written Trading Plan Requirements. The written Rule 10b5-1 Plan must be a binding contract, instruction, or other arrangement under specified terms and conditions for the purchase or sale of securities. SEC rules require Covered Senior Persons Section 16 reporting persons, which includes those individuals identified on Schedule II (collectively, the “Directors and Officers”) to include representations in their written Rule 10b5-1 Plans certifying, at the time of the adoption of a new or modified plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. The written Rule 10b5-1 Plan also must: i) expressly specify the amount, price, and date of trades; ii) include a written formula or algorithm, or computer program, for determining amounts, prices, and dates; or iii) not permit the person to exercise any subsequent influence over how, when or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, exercises such influence is not aware (or is deemed to be unaware of the material nonpublic information when doing so). B. Cooling-Off After Adoption. All Rule 10b5-1 Plans must have “cooling-off” periods between the date the Rule 10b5-1 Plan is adopted and when trading under the plan commences. For Directors and Officers, the cooling-off period is the later of (i) 90 days after the adoption of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted. In any event, the required cooling-off period must not exceed 120 days following the Rule 10b5-1 Plan adoption. For all other people subject to the Policy who are not Directors and Officers, the applicable cooling- off period is 30 days after the adoption of the Rule 10b5-1 Plan. C. Multiple 10b5-1 Plans. No person may maintain or use multiple overlapping Rule 10b5-1 Plans for open market transactions involving Company Securities except as described below. This prohibition does not apply where a person transacts directly with the Company such as in a dividend reinvestment plan or employee stock ownership plan, which are not executed on the open market. Also, the prohibition does not apply to plans authorizing an agent to sell only enough securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as on the vesting and

12 settlement of restricted stock units (“sell-to-cover” Rule 10b5-1 Plans), provided that the award holder is not permitted to exercise control over the timing of such sales. Also, a person may maintain two separate Rule 10b5-1 Plans for open market purchases or sales of Company Securities if trading under the later- commencing plan is not authorized to begin until after all trades under the earlier- commencing plan are completed or expire without execution. If the first plan is terminated early, the first trade under the later-commencing plan, however, must not be scheduled to occur until after the effective cooling-off period following the termination of the earlier plan which, as explained above, is the later of (i) 90 days after termination of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was terminated. In any event, as explained above, the required cooling-off period for Directors and Officers must not exceed 120 days following the Rule 10b5-1 Plan termination. D. Single Trade Plans. A person may enter into only one single-trade Rule 10b5-1 Plan during any consecutive twelve-month period. A Rule 10b5-1 Plan will not be treated as a single-trade plan if it gives the person’s agent discretion over whether to execute the plan as a single transaction, or provides that the agent’s future acts will depend on events or data not known at the time the plan is entered into and it is reasonably foreseeable at the time the plan is entered into that the plan might result in multiple trades. For the avoidance of doubt, sell-to-cover Rule 10b5-1 Plans are exempt from the limitation on single-trade plans. E. Plan Amendment and Revocation. A person acting in good faith may amend a Rule 10b5-1 Plan so long as such amendments are made outside of a quarterly trading Blackout Period and at a time when the Rule 10b5-1 Plan participant does not possess material, non-public information. Revocation of Rule 10b5-1 Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Rule 10b5-1 Plan will be subject to the prior review and approval of the Chief Financial Officer. Revocation is effected upon written notice to the broker. Under certain circumstances, a Rule 10b5-1 Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Chief Financial Officer or administrator of the Company's stock plans is authorized to notify the broker in such circumstances, thereby insulating the person in the event of revocation. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Company Securities, even pursuant to a previously approved Rule 10b5-1 Plan, if the Chief Financial Officer or the Board, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Rule 10b5-1 Plan submitted for approval hereunder should explicitly acknowledge the Company's

13 right to suspend, discontinue or prohibit transactions in Company Securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy and result in a loss of the exemption set forth herein. For Directors and Officers, the cooling-off period after a plan revocation or amendment is the later of (i) 90 days after the revocation or amendment of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was revoked or amended. In any event, the required cooling-off period for Directors and Officers must not exceed 120 days following the Rule 10b5-1 Plan revocation or amendment. For all other people subject to the Policy, the applicable cooling-off period is 30 days after the revocation or amendment of the Rule 10b5-1 Plan. During a “Window Period”, trades differing from Rule 10b5-1 Plan instructions that are already in place are allowed as long as the Rule 10b5-1 Plan continues to be followed. F. Section 16 Liability and Reporting. Rule 10b5-1 Plans do not exempt individuals from complying with Section 16 short- swing profit rules or liability. Although transactions effected under a Rule 10b5-1 Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Rule 10b5-1 Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company's filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting must be in writing (including, without limitation, by e- mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person. The receiving and gifting of gifts are subject to Section 16 and should be reported to the Company promptly on the date of any such gift to permit the applicable preparation and filing of a required Form 4. G. Public Announcements. The Company may make a public announcement that Rule 10b5-1 Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Rule 10b5-1 Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Rule 10b5-1 Plan. H. Limitation on Liability. None of the Company, the General Counsel, the Company's other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Rule 10b5-1 Plan submitted pursuant to this Policy or a request for pre-clearance submitted pursuant to this Policy. Notwithstanding any review of a 10b5-1 Plan pursuant to this Policy or pre-

14 clearance of a transaction pursuant to this Policy, none of the Company, the General Counsel, the Company's other employees or any other person assumes any liability for the legality or consequences of such Rule 10b5-1 Plan or transaction to the person engaging in or adopting such Rule 10b5-1 Plan or transaction. OTHER LIMITED EXCEPTIONS Stock Splits, Stock Dividends and Similar Transactions. The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions. Change in Form of Ownership. Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime. POST-TERMINATION TRANSACTIONS This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service. If you are listed on Schedule II, the Section 16 reporting requirements and “short-swing” profit disgorgement provisions may continue to apply to you up to six months after your termination of employment or services. As a result, Section 16 reporting persons should consult with the Company’s General Counsel about any continuing Section 16 obligations after the termination of employment or services. CONSEQUENCES OF VIOLATIONS The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include: • damages in a private lawsuit; • disgorging any profits made or losses avoided;

15 • imprisonment for up to 20 years; • substantial criminal fines of up to $5 million; • substantial civil fines up to three times the profit gained or loss avoided; • a bar against serving as an officer or director of a public company; and • an injunction against future violations. Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. As of the effective date of this Policy, the penalty for “controlling person liability” includes civil fines, as well as potential criminal fines and imprisonment. If the Company has a reasonable basis to conclude that an employee, officer, director, or consultant has failed to comply with this Policy, such person may be subject to disciplinary action by the Company, up to and including dismissal for cause if the person is an employee or officer, or subject to termination of services if the person is a director or consultant, regardless of whether or not failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy. In addition, an individual’s failure to comply with this Policy may subject the individual to Company- imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT Obligations under Section 16 (“Section 16”) of the Exchange Act. Section 16, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons. The Company has determined that those persons listed on Schedule II are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company. The General Counsel may amend Schedule II from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures. Schedule II is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule II, you may be subject to Section 16 reporting obligations because of your shareholdings, for example. Note that executive officers, as referred to in this section, refer to the

16 specific definition of “officers” in Section 16. Notification Requirements to Facilitate Section 16 Reporting. To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company Securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution. Personal responsibility. The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements. COMPANY ASSISTANCE Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel, who can be reached by telephone at (650) 701- 7722 or by e-mail at OGC@redwirespace.com. ADDITIONAL INFORMATION Delivery of this Policy. This Policy will be delivered to all directors, officers, employees and agents, such as consultants, independent contractors, or other outside personnel retained by the Company who may obtain material nonpublic information about the Company, of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director, officer and employee, and such agents of the Company, are required to acknowledge that he or she understands this Policy. Amendments. We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the General Counsel. The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

17 SCHEDULE I INDIVIDUALS SUBJECT TO QUARTERLY BLACKOUT PERIODS AND PRE- CLEARANCE REQUIREMENTS All members of the Board All executive officers of the Company All employees of the Company at the level of Vice President and above All employees at the level of Director or above (or the equivalent thereof) with access to sensitive financial data Administrative assistants of all persons on this Schedule I All members of the Financial Planning and Analysis Department All members of the Accounting Department All members of the Information Technology Department All members of the Legal Department All members of the Corporate Communications team All members of the Sales Operations Department All members of the Business Operations Department with access to sensitive financial data

18 SCHEDULE II INDIVIDUALS SUBJECT TO SECTION 16 REPORTING AND LIABILITY PROVISIONS (As updated by the General Counsel on April 24, 2023) 1. DIRECTORS Name Title(s) Peter Cannito Chairman and Chief Executive Officer Jonathan E. Baliff Director Michael Bevacqua Director John S. Bolton Director Reggie Brothers Director Les Daniels Director Kirk Konert Director David Kornblatt Director 2. OFFICERS (including officers who are also directors) Name Title(s) Peter Cannito Chairman and Chief Executive Officer Jonathan E. Baliff Chief Financial Officer Chris Edmunds Senior Vice President and Chief Accounting Officer Nathan O’Konek Executive Vice President, General Counsel and Secretary

19 FORM OF ACKNOWLEDGEMENT OF INSIDER TRADING POLICY FOR EMPLOYEES, OFFICERS AND DIRECTORS I have received and read the Redwire Corporation Insider Trading Policy. I understand the standards and policies contained in the Policy and understand that there may be additional policies or laws specific to my position with Redwire Corporation. I agree to comply with the Policy. If I have questions concerning the meaning or application of the Policy, any other Redwire Corporation policies or procedures, or the legal and regulatory requirements applicable to my position with Redwire Corporation, I know that I can consult with Redwire Corporation’s General Counsel, knowing that my questions will be maintained in confidence, consistent with applicable law. Print Name Signature Date Please sign and return this form to the Human Resources Department.

20 FORM OF ACKNOWLEDGEMENT OF INSIDER TRADING POLICY FOR OUTSIDE PERSONNEL I have received and read the Redwire Corporation Insider Trading Policy. I understand the standards and policies contained in the Policy and understand that there may be additional policies or laws specific to my consulting services for Redwire Corporation. I agree to comply with the Policy. If I have questions concerning the meaning or application of the Policy, any applicable Redwire Corporation policies or procedures, or the legal and regulatory requirements applicable to my consulting services for Redwire Corporation, I know that I can consult with Redwire Corporation’s General Counsel, knowing that my questions will be maintained in confidence, consistent with applicable law. Print Name Signature Date Please sign and return this form to the Human Resources Department.